Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES THIRD QUARTER 2009 RESULTS

Nine Month Net Income Increased 40% on 18% Increase in Revenue

Reaffirms 2009 Guidance

Edgewood, NY – November 10, 2009 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced results for the third quarter and nine month period ended September 30, 2009.

Third Quarter 2009 vs. 2008
•	Revenue increased 5% to $9,916,357 from $9,434,095;
•	Gross margin was 26% compared to 23%;
•	Pre-tax income increased 1% to $1,358,662, compared to $1,352,122; and,
•	Net income increased 6% to $944,662, or $0.15 per diluted share, compared to $892,122, or $0.14 per diluted share.

Nine Months 2009 vs. 2008
•	Revenue increased 18% to $31,045,283 from $26,353,255;
•	Gross margin was 24% as compared to 23%;
•	Pre-tax income increased 42% to $3,575,071 compared to $2,541,898;
•	Net income increased 40% to $2,359,071 or $0.38 per diluted share, compared to $1,681,898 or $0.27 per diluted share; and,
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $393 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “As expected, for the third quarter and nine month period, we reported increases in revenue and net income.  The increase in revenue for both periods is primarily due to the work performed for Spirit Aerosystems on the Gulfstream G650 executive jet, one of several long-term multi-million dollar contracts we were awarded in mid-2008.  Based upon the year-to-date results and our expectations for the fourth quarter, we confirm that we will achieve our 2009 guidance, which calls for revenue in the range of $42 million to $45 million, and net income of between $3.9 million to $4.3 million. We are fully cognizant of the fourth quarter results that are required to meet these targets, and with approximately seven weeks left in our fiscal year, we are confident of our ability to achieve these results.”

He continued, “Through September 30, 2009, we received approximately $15.0 million of new contract awards, which included approximately $10.3 million of government prime contract awards, approximately $4.5 million of government subcontract awards and approximately $0.2 million of commercial subcontract awards, compared to a total of $49.0 million of new contract awards, of all types, in the same period last year.  We still have bids out on approximately $393 million in unawarded solicitations and we continue to make new bids on contracts on a weekly basis.  As the economy improves, we expect several of these programs to be funded. While the timing of these awards and the likelihood of our success winning these contracts are difficult to predict, some of these outstanding proposals are significant in amount.”

He added, “Furthermore, we will continue to explore new opportunities to expand our relationship with existing customers and at the same time, pursue additional prime manufacturers including other helicopter and business/private jet makers.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, November 10, 2009 at 10:00 am ET to discuss third quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 706-679-3079.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, S-92 helicopter and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Annual Report on form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Office	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue	$9,916,357	$9,434,095	$31,045,283	$26,353,255
Income before provision for income taxes	1,358,662	1,352,122	3,575,071	2,541,898
Provision for income taxes	414,000	460,000	1,216,000	860,000
Net income	$944,662	$892,122	$2,359,071	$1,681,898

Earnings per common share – basic	$0.16	$0.15	$0.39	$0.28

Earnings per common share – diluted	$0.15	$0.14	$0.38	$0.27

Shares used in computing earnings per common share:
Basic	5,995,465	5,979,364	5,991,969	5,943,689
Diluted	6,224,962	6,252,685	6,192,595	6,217,010

Balance Sheet Highlights	9/30/09	12/31/08

Cash	$684,418	$424,082

Total current assets	49,587,505	41,881,359

Total assets	51,048,081	43,409,098

Total current liabilities	11,969,370	6,745,964

Working capital	37,618,135	35,135,395

Short-term debt	3,637,130	920,668

Long-term debt	1,959,555	2,401,206

Shareholders’ Equity	36,860,433	33,983,150

Total Liabilities and Shareholders’ Equity	$51,048,081	$43,409,098

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